Exhibit 10(g)

RETIREMENT AND CONSULTING AGREEMENT

The parties to this Retirement and Consulting Agreement (the “Agreement”) are Ampco-Pittsburgh Corporation, a Pennsylvania corporation (the “Corporation”), and Robert A. Paul (the “Executive”). This Agreement is entered into and will become effective as of January 1, 2015 (the “Effective Date”).

The Executive has announced his decision to retire from the Corporation as Chief Executive Officer effective December 31, 2014 (the “Retirement Date”). Upon the Executive’s retirement, he may continue to serve as a member of the Board of Directors of the Corporation (the “Board of Directors”), subject to re-nomination by the Nominating and Governance Committee of the Board of Directors and the Board of Directors as a whole and subject to election by the Corporation’s shareholders. Following the Retirement Date, the Corporation wishes to retain the Executive for the purpose of providing, and the Executive has agreed to provide, certain consulting services. This Agreement is intended to set forth the terms applicable to the Executive’s retirement from the Corporation and the consulting arrangement following the Retirement Date.

NOW, THEREFORE, the parties, intending to be legally bound, agree as follows:

1. Resignation and Retirement. Effective on the Retirement Date, the Executive will resign from all positions with the Corporation and any subsidiaries of the Corporation then held by him, including, without limitation, Chief Executive Officer of the Corporation, and the Executive’s employment with the Corporation and any subsidiaries of the Corporation will terminate on the Retirement Date due to his retirement. Notwithstanding the foregoing, the Executive may continue to serve as a member of the Board of Directors, subject to re-nomination by the Nominating and Governance Committee of the Board of Directors and the Board of Directors as a whole and subject to election by the Corporation’s shareholders.

2.	Consulting Services.

(a) General. Beginning on January 1, 2015 and ending on December 31, 2017 (such period, subject to the early termination provisions of Section 2(d) below, the “Consulting Period”), the Executive agrees to cooperate with the Corporation in the transition of management of the Corporation following the Executive’s retirement and to provide such consulting services to the Corporation (the “Consulting Services”) as may be requested by the Board of Directors or the Chief Executive Officer and be agreed to by the Executive, which agreement may not be unreasonably withheld by the Executive. The Executive agrees to make himself available for at least ninety (90) days of Consulting Services to the Corporation per annual period of the Consulting Period (i.e., January 1 – December 31) under this Agreement.

(b) Independent Contractor Status and Performance of Consulting Services. Nothing contained in this Agreement will be deemed to create an employment relationship between the Corporation and the Executive during the Consulting Period. In providing the Consulting Services, the Executive agrees and acknowledges that he is an independent contractor and will not have authority to bind the Corporation with respect to any matter. In rendering Consulting Services under this Agreement, the Executive will be free to arrange his own time, pursuits and work schedule and to determine the specific manner in which such services will be performed, without being required to observe any routine or requirement as to working hours.

(c) Non-exclusivity. The Corporation agrees and acknowledges that the Executive may offer consulting services to other entities during the Consulting Period, subject to the confidentiality and proprietary rights provisions of this Agreement.

(d) Early Termination of Consulting Period. Notwithstanding any provisions to the contrary in this Agreement, this Agreement may be terminated prior to December 31, 2018 and the Consulting Period will be deemed to have expired upon any of the following:

(i) The mutual written agreement of the parties to this Agreement providing for such termination;

(ii) Immediately upon notice by the Corporation to the Executive of the Executive’s breach of the covenants set forth in Sections 9 and 10 of this Agreement; and

(iii) Upon the death or permanent disability (as determined in good faith by the Corporation) of the Executive.

3.	Payments and Benefits.

(a) In Connection with the Executive’s Retirement. Upon the Executive’s retirement and termination from employment with the Corporation, the Executive will be entitled to payment of all accrued, but unpaid, salary, bonus, vacation or paid time-off and business expenses (to the extent properly accounted for in accordance with the Corporation’s policies) as of the Retirement Date. In addition, the Executive will be entitled to all accrued and vested retirement benefits under any qualified or nonqualified plans or arrangements sponsored by the Corporation in accordance with the terms and provisions of such plans or arrangements; provided, the Executive will not accrue additional service or benefits under such plans after December 31, 2014. The Executive’s outstanding vested and unvested stock options, and the forfeiture and exercise dates thereof, are summarized in the stock option chart attached hereto and made a part hereof.

(b) Bonus for 2014. The Executive will be eligible to receive any bonus awarded under the Corporation’s annual bonus program applicable to the Executive for the 2014 fiscal year, based on achievement of the applicable performance goals for the year. The bonus, if any, will be paid in a lump sum between January 1, 2015 and March 15, 2015 after the amount of any such bonus earned by the Executive is determined. Except as described in this Section 3(b), the Executive will not be entitled to any bonus or incentive compensation during the Consulting Period.

(c) Automobile. The Executive will have the right to purchase the leased Corporation car, which is assigned to the Executive immediately prior to the Retirement Date, at a price equal to wholesale market value. This right will expire on January 31, 2015.

(d) Compensation and benefits. In consideration for the Consulting Services to be provided by the Executive under this Agreement, the Corporation agrees to pay or provide the Executive the following compensation and benefits during the Consulting Period:

(i) The amount of $33,333 per month (collectively, the “Payments”);

(ii) The Corporation will reimburse the Executive the monthly cost of his COBRA (as defined below) election for medical and dental insurance coverage for the Executive and his spouse;

(iii) The Corporation will provide an office and reasonable secretarial support services, such office to be located within the same building in which the Executive’s office is currently located, provided, however, if the Corporation’s headquarters are relocated, new headquarters’ office space reasonably acceptable to the Executive will be provided in place thereof;

(iv) The Corporation will reimburse the Executive for all out-of-pocket expenses reasonably and necessarily incurred in the performance of the Consulting Services in accordance with the travel and business expense reimbursement policies of the Corporation in effect from time to time; and

(v) In addition to reimbursement of business expenses under clause (iv) above, the Corporation will pay to, or on behalf of, the Executive’s monthly parking fees.

(e) Compensation as Non-Executive Chairman. The parties to this Agreement acknowledge that the Board of Directors passed a resolution on December 16, 2014 which appoints the Executive as the non-executive Chairman of the Board of Directors, effective January 1, 2015, and fixes an annual cash compensation of $200,000, payable in equal quarterly installments, for the Executive’s service in such capacity and as a non-employee Director, with such compensation to be in lieu of any compensation otherwise payable to non-employee directors of the Corporation. Subject to the authority of the Board of Directors to fix the compensation to be received by members of the Board of Directors, as set forth in the Corporation’s Amended and Restated By-Laws and applicable Pennsylvania law, the Corporation shall pay to the Executive such compensation as is fixed by the Board of Directors from time to time for the Executive’s service as non-executive Chairman, and/or as a member of the Board of Directors.

(f) Right to COBRA Continuation Coverage. The Corporation and the Executive agree and acknowledge that, for purposes of the rights of the Executive and the Executive’s spouse or any other eligible dependents to continuation of medical and dental coverage under the Corporation’s group health plans in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), his “qualifying event” (as defined under COBRA) shall be deemed to have occurred on Retirement Date.

(g) Compliance with Section 409A. The Agreement and any payments provided hereunder are intended to comply with, or be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended from time to time (including any valid and binding governmental regulations, court decisions and other regulatory and judicial authority issued or rendered thereunder) (“Section 409A”). The Agreement shall in all respects be interpreted, operated, and administered in accordance with this intent. Payments provided under the Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption, including to the maximum extent possible, exemptions for separation pay due to an involuntary separation from service and/or short-term deferrals. Any payments provided under the Agreement to be made upon a termination of service that constitute deferred compensation subject to Section 409A shall only be made if such termination of service constitutes a “separation from service” under Section 409A. Each installment payment provided under the Agreement shall be treated as a separate identified payment for purposes of Section 409A. The Corporation makes no representations or warranties that the payments provided under the Agreement comply with, or are exempt from, Section 409A, and in no event shall the Corporation be liable for any portion of any taxes, penalties, interest, or other expenses that may be incurred by the Executive on account of non-compliance with Section 409A. If the Executive is a “specified employee” under Section 409A at the time of the Executive’s termination of service, any payments to be made upon a termination of service that constitute deferred compensation subject to Section 409A and that are scheduled to be made within six months following the Executive’s termination date shall be delayed, without interest, and paid in a lump sum on the earlier of (i) the first payroll date to occur following the six-month anniversary of the Executive’s termination date, or (ii) the Executive’s death, and any payments otherwise scheduled to be made thereafter shall be made in accordance with their original schedule. To the extent required by Section 409A, each reimbursement or in-kind benefit provided under the Agreement shall be provided in accordance with the following: (i) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (ii) any reimbursement of an eligible expense shall be paid to the Executive on or before the last day of the calendar year following the calendar year in which the expense was incurred, and (iii) any right to reimbursements or in-kind benefits under the Agreement shall not be subject to liquidation or exchange for another benefit.

4. Executive’s Status as a Non-Employee Director and Non-Executive Chairman. Immediately following the Retirement Date, the Executive will be deemed to be a non-employee director, and any compensation received by the Executive from time to time for service as the non-executive Chairman of the Board of Directors, and/or as a member of the Board of Directors, will be in addition to the Payments and other benefits provided under this Agreement with respect to the Executive’s provision of Consulting Services.

5. Reasonable Efforts. The Executive will use reasonable efforts to perform the Consulting Services in a prompt, competent and diligent manner consistent with the Corporation’s standards.

6. Proprietary Rights. The Executive agrees that all information, discoveries, inventions, improvements, strategies or overall business plan concepts arising from or in connection with the Consulting Services under this Agreement will be the sole property of the Corporation, and the Executive will cooperate with the Corporation’s reasonable requests for the transfer of any such rights or interests from the Executive to the Corporation.

7. Taxes. The Executive acknowledges that he will be solely responsible for, and the Corporation will have no liability with respect to, any taxes (including penalties and interest) imposed by any Federal, state or local government on the Payments or any other benefits payable to or provided on behalf of the Executive for the Consulting Services under Section 3(d) of this Agreement.

8. Insurance and Indemnification. The Corporation agrees to ensure and to indemnify and hold harmless the Executive from any and all claims and causes of action arising out of the performance of the Consulting Services to the same extent that it ensures and indemnifies its officers and directors.

9. Non-Disparagement.

(a)	At all times hereafter, the Executive will not disparage or criticize, orally or in writing, the business, products, policies, decisions, directors, officers or employees of the Corporation or any of its operating divisions, subsidiaries or affiliates to any person.

(b)	At all times hereafter, the Corporation and its officers, directors, employees and agents will not disparage or criticize, orally or in writing, the Executive.

10. Confidentiality. During the course of providing the Consulting Services, the Executive may obtain information that is considered to be confidential and proprietary information of the Corporation. The Executive agrees to maintain as confidential all confidential information received or obtained as a result of the services provided. At no time shall such confidential information be disclosed to any third party without the prior written consent of the Corporation. Notwithstanding the foregoing, the Executive will have no obligation under this Agreement to keep confidential any confidential information to the extent that a disclosure of it is required by law or is consented to by the Corporation.

11. The Executive’s Understanding. The Executive acknowledges by executing and delivering this Agreement that the Executive has read and understands this document, that the Executive has conferred with or had opportunity to confer with the Executive’s legal and other advisors regarding the terms and meaning of this Agreement to the satisfaction of the Executive, that the Executive has had sufficient time to consider the terms provided for in this Agreement, that no representations or inducements have been made to the Executive except as set forth in this Agreement, and that the Executive has entered into this Agreement knowingly and voluntarily.

12.	Miscellaneous.

(a) Entire Agreement. This Agreement represents the entire and only understanding between the parties on the subject matter hereof and supersedes any other agreements or understandings between them on such subject matter.

(b) Binding Effect, Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the heirs, executors, administrators, successors and assigns of the respective parties. Without the express written consent of the other party, neither the Corporation nor the Executive may assign any duties or right or interest hereunder or right to receive any money hereunder and any such assignment shall be void; provided, however, that without the Executive‘s consent the Corporation may assign its rights and obligations hereunder in their entirety to any successor to all or substantially all of its business, whether effected by merger or otherwise.

(c) Severability and Amendment. In the event any provision of this Agreement shall be determined in any circumstances to be invalid or unenforceable, such determination shall not affect or impair any other provision of this Agreement or the enforcement of such provision in other appropriate circumstances. This Agreement may be modified only by an instrument in writing executed by the parties hereto.

(d) Interpretative Matters; Counterparts. The headings of sections of this Agreement are for convenience of reference only and shall not affect its meaning or construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. In making proof of this Agreement it shall not be necessary to produce or account for more than one such counterpart.

(e) Governing Law and Conflicts. This Agreement is to be governed and construed according to the internal substantive laws of the Commonwealth of Pennsylvania.

IN WITNESS WHEREOF, and intending to be legally bound, the parties have executed this Agreement as of the date first written above.

AMPCO-PITTSBURGH CORPORATION

/s/ Rose Hoover
By:	Rose Hoover, Executive Vice President

THE EXECUTIVE

/s/ Robert A. Paul
By:	Robert A. Paul

RAP Options at 12/31/2014 and status following his retirement same date.

Grant Date and Option Expiration	# of shares	Option Price	Vesting at 12/31/2014	Unvested to Expire at 12/31/2014 (1)	Right to Exercise will expire (1)	Granted under:
9/4/2008 (expire 9/4/2018)	35,000	37.89	Fully Vested	N/A	12/31/2015	2008 Stock Option Plan
2/19/2009 (expire 2/19/2019)	35,000	13.37	Fully Vested	N/A	12/31/2015	2008 Stock Option Plan
2/18/2010 (expire 2/18/2020)	35,000	25.77	Fully Vested	N/A	12/31/2015	2008 Stock Option Plan
5/6/2011 (expire 5/6/2021)	20,000	25.18	Fully Vested	N/A	12/31/2015	2011 Stock Option Plan
5/3/2012 (expire 5/3/2022)	20,000	17.67	2/3 Vested (13,333 shares)	1/3 Expire (6,667 shares)	12/31/2015	2011 Stock Option Plan
5/2/2013 (expires 5/2/2023)	20,000	17.16	1/3 Vested (6,667 shares)	2/3 Expire (13,333 shares)	12/31/2015	2011 Stock Option Plan
4/29/2014 (expires 4/29/2024)	20,000	20	None Vested	All Expire (20,000)	N/A	2011 Stock Option Plan

(1)	Upon termination of service due to retirement, death or disability, any non-vested portions of the Option expire immediately. Vested portion of the Option is exercisable by the Optionee (or, in the event of the Optionee’s death, the Optionee’s Beneficiary) for one year after the Optionee’s Termination of Service.